Exhibit 23.2


             CONSENT OF INDEPENDENT REGISTERED PUBLIC ACOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement (Form S-4 No. 333-136946) of Citizens Banking Corporation of our report dated June 8, 2006, with respect to the financial statements and supplemental schedules of the Republic Bancorp Inc. Tax-Deferred Savings Plan and Trust for the year ended December 31, 2005 appearing in the Annual Report on Form 11-K of the Republic Bancorp Inc. Tax-Deferred Savings Plan and Trust for the year ended December 31, 2005, and to the use of our report dated March 8, 2006, with respect to the consolidated financial statements of Republic Bancorp Inc. included in Citizens Banking Corporation's Current Report on Form 8-K dated September 21, 2006, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP


Detroit, Michigan
January 22, 2007